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   Exhibit 99.1



AEROPOSTALE REPORTS AUGUST RESULTS



New York, New York - September 3, 2003 - Aeropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual and active apparel for young women and men, today announced that total net sales for the four-week period ended August 30, 2003 increased 26.3% to $87.4 million, compared to $69.2 million for the four-week period ended August 31, 2002. The company's comparable store sales increased 1.6% for the month, versus the year-ago comparable store sales increase of 6.6%.

Year-to-date, total net sales have increased 34.8% to $329.5 million, compared to $244.5 million in the year-ago period. Year-to-date, comparable store sales have increased 4.4%, compared to 13.6% in the year-ago period.

Julian R. Geiger, Chairman and Chief Executive Officer said, "Our total sales for the month of August exceeded plan and were driven by the strong results of our new stores. We are pleased with the continued performance of our back-to-school assortment and the results of our promotional strategies during this key time of year."

To hear the Aeropostale prerecorded August sales message, please dial (877) 519-4471 or (973) 341-3080, followed by the conference identification number 3788345#.

About Aeropostale, Inc.
Aeropostale, Inc. (www.aeropostale.com) is a mall-based specialty retailer of casual apparel and accessories that targets both young women and young men aged 11 to 20. The company provides customers with a selection of high-quality, active-oriented, fashion basic merchandise in a high-energy store environment. The company maintains complete control over the proprietary brand by designing and sourcing all of its own merchandise. Aeropostale products can be purchased only in its stores, which sell Aeropostale merchandise exclusively.

The first Aeropostale store was opened in 1987. The company currently operates 427 stores in 40 states.

Special Note: Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve certain risks and uncertainties, including statements regarding the company's strategic direction, prospects and future results. Certain factors, including factors outside of our control, may cause actual results to differ materially from those contained in the forward-looking statements. These factors include the company's ability to implement its growth strategy successfully, changes in consumer fashion preferences, economic and other conditions in the markets in which we operate, competition, seasonality and the other risks discussed in the company's prospectus dated July 28, 2003 filed with the Securities and Exchange Commission, which discussions are incorporated in this release by reference.